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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. *)


Homegate Hospitality, Inc.
(Name of Issuer)

Common Stock

---------------------------------------------------------------------------

(Title of Class of Securities)

43740G109
(CUSIP Number)

*
Elizabeth D. Giorgis
  c/o Gruber and McBaine Capital Management
50 Osgood Place, San Francisco, CA 94133
(415) 981-2101
---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 11, 1997
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement /x/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.



The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1746 (12-91)

SCHEDULE 13D
CUSIP No. 43740G109 Page 2 of 12 Pages

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1    NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

Gruber and McBaine Capital Management
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  / x /
(b)  / /
----------------------------------------------------------------
3    SEC USE ONLY
-----------------------------------------------------------------
4    SOURCE OF FUNDS*

AF
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

California
-----------------------------------------------------------------
 NUMBER OF     7    SOLE VOTING POWER
 SHARES             0
 BENEFICIALLY  --------------------------------------------------
OWNED BY       8    SHARED VOTING POWER
  EACH              457,500
 REPORTING     --------------------------------------------------
 PERSON        9    SOLE DISPOSITIVE POWER
  WITH              0
               --------------------------------------------------
               10   SHARED DISPOSITIVE POWER
                    457,500
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     457,500
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*             / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.3
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 43740G109 Page 3 of 12 Pages

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1    NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

Gruber and McBaine Capital Management International
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  / x /
(b)  / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     California
---------------------------------------------------------------------------
  NUMBER OF    7    SOLE VOTING POWER
 SHARES             0
 BENEFICIALLY  --------------------------------------------------
OWNED BY       8    SHARED VOTING POWER
 EACH               89,000
REPORTING --------------------------------------------------
 PERSON        9    SOLE DISPOSITIVE POWER
  WITH              0
--------------------------------------------------
               10   SHARED DISPOSITIVE POWER
                    89,000
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     89,000
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.8
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO and IA
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 43740G109 Page 4 of 12 Pages

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1    NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

Jon D. Gruber
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  /x /
(b)  / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF, PF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
---------------------------------------------------------------------------
 NUMBER OF     7    SOLE VOTING POWER
 SHARES             55,500
BENEFICIALLY   --------------------------------------------------
OWNED BY       8    SHARED VOTING POWER
 EACH               546,500
REPORTING --------------------------------------------------
 PERSON        9    SOLE DISPOSITIVE POWER
 WITH               55,500
--------------------------------------------------
               10   SHARED DISPOSITIVE POWER
                    546,500
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     602,000
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.6
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 43740G109 Page 5 of 12 Pages

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1    NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     J. Patterson McBaine
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  / x /
(b)  / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
---------------------------------------------------------------------------
NUMBER OF      7    SOLE VOTING POWER
SHARES              0
BENEFICIALLY   --------------------------------------------------
OWNED BY       8    SHARED VOTING POWER
 EACH               546,500
REPORTING --------------------------------------------------
 PERSON        9    SOLE DISPOSITIVE POWER
 WITH               0
--------------------------------------------------
               10   SHARED DISPOSITIVE POWER
                    546,500
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     546,500
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.1
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 43740G109 Page 6 of 12 Pages

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1    NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Lagunitas Partners, A California Limited Partnership
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  / x /
(b)  / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
NUMBER OF      7    SOLE VOTING POWER
 SHARES             0
BENEFICIALLY   --------------------------------------------------
OWNED BY       8    SHARED VOTING POWER
EACH                296,500
 REPORTING     --------------------------------------------------
 PERSON        9    SOLE DISPOSITIVE POWER
 WITH               0
--------------------------------------------------
               10   SHARED DISPOSITIVE POWER
                    296,500
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     296,500
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.8
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 43740G109 Page 7 of 12 Pages

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1    NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     GMJ Investments, L.P.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  / x /
(b)  / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
NUMBER OF      7    SOLE VOTING POWER
 SHARES             0
BENEFICIALLY   --------------------------------------------------
OWNED BY       8    SHARED VOTING POWER
 EACH               5,000
REPORTING --------------------------------------------------
 PERSON        9    SOLE DISPOSITIVE POWER
  WITH              0
--------------------------------------------------
               10   SHARED DISPOSITIVE POWER
                    5,000
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,000
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.05
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 43740G109 Page 8 of 12 Pages

ITEM 1.   SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of Homegate Hospitality, Inc. ("HMGT"). The principal executive office of HMGT is located at 111 Congress Avenue, Austin, TX, 78701.

ITEM 2.   IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction
C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a) Gruber & McBaine Capital Management, a California corporation ("GMCM"); Jon D. Gruber ("Gruber"); J. Patterson McBaine ("McBaine"); Lagunitas Partners, L.P., a California limited partnership ("Lag"); Gruber and McBaine Capital Management International, a California corporation ("Intl"); GMJ Investments, L.P., a California limited partnership ("GMJ").

(b) The business address of GMCM, Gruber, McBaine, Lag, Intl and GMJ is 50 Osgood Place, San Francisco, CA, 94133.

(c) Gruber and McBaine are the sole directors and occupy all the executive offices of GMCM and Intl, which are investment advisers. GMCM, together with Gruber and McBaine, are the general partners of Lag and GMJ, which are investment limited partnerships.

(d) During the last five years, none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)  All such persons are citizens of the United States of America.

SCHEDULE 13D

CUSIP No. 43740G109 Page 9 of 12 Pages

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser Source of Funds               Amount

GMCM Capital Under Management           $167,438
Gruber    Personal Funds                $53,438
Lag  Working Capital                    $349,125
Intl Capital Under Management           $142,500


ITEM 4.   PURPOSE OF TRANSACTION.

The sole purpose of the acquisitions of the Stock reported herein was and is for investment.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


     Aggregate
     Beneficially
     Owned                       Voting Power          Dispositive Power
Name      Number    Percent   Sole      Shared         Sole      Shared

GMCM      457,500     4.3     0         457,500         0        457,500
Gruber    602,000     5.6     55,500    546,500         0        546,500
McBaine   546,500     5.1     0         546,500         0        546,500
Lag       296,500     2.8     0         296,500         0        296,500
GMJ       5,000       0.05    0         5,000           0        5,000
Intl      89,000      0.8     0         89,000          0        89,000

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since March 1, 1997:

SCHEDULE 13D

CUSIP No. 43740G109 Page 10 of 12 Pages


Purchase  Number    Price     Broker
Name  or Sale  Date of Shares Per Share Used

Lag       P    6/11/97        49,000         7.13      BEST
Intl      P    6/11/97        20,000         7.13      BEST
GMCM      P    6/11/97        23,500         7.13      BEST
Gruber    P    6/11/97        7,500          7.13      BEST

[Key to brokers used:]

BEST  Bear Stearns


ITEM. 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Gruber, McBaine and GMCM are the general partners of Lag and GMJ, pursuant to limited partnership agreements providing to Gruber, McBaine and GMCM the authority, among other things, to invest the funds of Lag and GMJ in the Stock, to vote and dispose of those securities and to file this statement on behalf of Lag and GMJ. Pursuant to those limited partnership agreements, the general partners of Lag and GMJ are entitled to fees based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to investment management agreements, GMCM and Intl are authorized, among other things, to invest funds of their various investment advisory clients, and to vote and dispose of those securities. Such investment management agreements may be terminated by either party on thirty days' notice, and provide for fees payable to GMCM or Intl based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to authority granted to GMCM orally and under a Power of Attorney, GMCM is authorized, among other things, to invest funds of various relatives and affiliates of Gruber and McBaine. Such authority may be terminated at any time on notice and there are no fees payable to GMCM for its services.

SCHEDULE 13D

CUSIP No. 43740G109 Page 11 of 12 Pages


ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

A. Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G (previously filed).

SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:    June 23, 1997

GRUBER AND MCBAINE CAPITAL MANAGEMENT   GRUBER AND MCBAINE CAPITAL MANAGEMENT
                                        INTERNATIONAL

By:  /s/ J. Patterson McBaine           By:  /s/ J. Patterson McBaine
     J. Patterson McBaine                    J. Patterson McBaine
     President                               President

LAGUNITAS PARTNERS                      GMJ INVESTMENTS, L.P.


By:  /s/ J. Patterson McBaine           By:  /s/ J. Patterson McBaine
     J. Patterson McBaine                    J. Patterson McBaine
     General Partner                         General Partner


/s/ J. Patterson McBaine                /s/ Jon D. Gruber
J. Patterson McBaine                    Jon D. Gruber

SCHEDULE 13D

CUSIP No. 43740G109 Page 12 of 12 Pages


EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of HMGT. For that purpose, the undersigned hereby constitute and appoint Gruber and McBaine Capital Management, a California corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  June 23, 1997.

GRUBER AND MCBAINE CAPITAL MANAGEMENT   GRUBER AND MCBAINE CAPITAL MANAGEMENT
                                        INTERNATIONAL

By:  /s/ J. Patterson McBaine           By:  /s/ J. Patterson McBaine
     J. Patterson McBaine                    J. Patterson McBaine
     President                               President

LAGUNITAS PARTNERS                      GMJ INVESTMENTS, L.P.


By:  /s/ J. Patterson McBaine           By:  /s/ J. Patterson McBaine
     J. Patterson McBaine                    J. Patterson McBaine
     General Partner                         General Partner


/s/ J. Patterson McBaine                /s/ Jon D. Gruber
J. Patterson McBaine                    Jon D. Gruber